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EXHIBIT 3(i)

                          ARTICLES OF AMENDMENT TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        COLLEGE TELEVISION NETWORK, INC.

     College Television Network, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

                                       1.

     The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety the first paragraph of Article Four of the Restated Certificate of Incorporation in its present form and substituting in lieu thereof a new first paragraph of Article Four in the following form:

          "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Fifty Two Million (52,000,000) shares, of which Fifty Million (50,000,000) shares shall be Common Stock, par value $0.005, and Two Million (2,000,000) shares will be Preferred Stock, par value $0.001 per share."

                                       2.

     The amendment to the Restated Certificate of Incorporation set forth in these Articles of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, (a) in lieu of a meeting and vote of directors, all of the directors having duly consented in writing to the adoption of such amendment, and (b) in lieu of a meeting and vote of the shareholders, a majority of the shareholders of the Corporation who would have been entitled to vote upon such amendment if a meeting of shareholders were called and held having duly consented in writing to the adoption of such amendment.

                                       3.

     The effective date of these Articles of Amendment shall be June 3, 1998.

     In witness whereof, the undersigned, a duly authorized officer of the Corporation, has executed these Articles of Amendment and does hereby declare and certify, under the penalties of perjury, that this is his act and deed and the facts herein are true, as of this 29th day of May, 1998.

                       COLLEGE TELEVISION NETWORK, INC.


                       By:  /s/ Jason Elkin
                          ---------------------
                          Jason Elkin, Chief Executive Officer